Filed Pursuant to Rule 433
Registration No. 333-190509 and Registration No. 333-190509-01
March 10, 2014

PRICING TERM SHEET

Abbey National Treasury Services plc

U.S.$1,100,000,000  1.375% Notes due 2017

U.S.$1,000,000,000  4.000% Notes due 2024

U.S.$400,000,000 Floating Rate Notes due 2017

fully, unconditionally and irrevocably guaranteed by

Santander UK plc

U.S.$1,100,000,000 1.375% Notes due 2017:

Issuer:	Abbey National Treasury Services plc

Guarantor:	Santander UK plc

Expected Issue Ratings:	A2 (neg) (Moody’s) / A (neg) (S&P) / A (stable) (Fitch) *

Status:	Senior, Unsecured

Offering Format:	SEC-Registered

Form of Notes:	Registered Global Note

Aggregate Principal Amount:	$1,100,000,000

Trade Date:	March 10, 2014

Settlement/Issue Date:	March 13, 2014, which is the third Business Day after the Trade Date

Maturity Date:	March 13, 2017

Interest Rate:	1.375% per annum

Interest Payment Dates:	Every March 13 and September 13, commencing on September 13, 2014 and ending on the Maturity Date

Business Day:

Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

Business Day Convention:	Following Business Day Convention, unadjusted

Day Count Fraction:	30/360

Benchmark Treasury:	T 0.625% due February 15, 2017

Benchmark Yield:	0.765%

Spread to Benchmark:	T+65bps

Re-offer Yield:	1.415%

Price to Public:	99.883%

Underwriting Discount:	0.200%

All-in Price:	99.683%

Net Proceeds (before expenses):	$1,096,513,000

All-in Yield:	1.483%

Agreement with Respect to the Exercise of UK Bail-in Power

By its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) that may result in (i) the cancellation, write-down or reduction of all, or a portion, of the principal amount of, or interest on, the notes and/or (ii) any other modification of the notes and/or (iii) the conversion of all, or a portion, of the principal amount of, or interest on, the notes into our or another person’s shares or other securities or other obligations to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power, and the rights of the holders of the notes will be subject to the provisions of any UK bail-in power which are expressed to implement such a reduction, write-down, cancellation, modification or conversion. In addition, by its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power by the UK resolution authority in relation to the guarantees of the notes.

For purposes of the notes, a “UK bail-in power” is any statutory power to effect a cancellation, write-down, reduction, modification and/or conversion of a liability existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions, investment firms and/or their parent undertakings incorporated in the United Kingdom in effect and applicable to the issuer or any member of the Santander UK Group, including but not limited to the UK Banking Act 2009, as the same may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 or otherwise), and any laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the EU Council establishing a framework for the recovery and resolution of credit institutions, investment firms and/or their parent undertakings, pursuant to which liabilities of a bank, banking group company, a credit institution, investment firm, its parent undertaking or any of its affiliates can be cancelled, written down, reduced, modified and/or converted into shares or other securities or obligations of the issuer or any other person (and a reference to the “relevant UK resolution authority” is to any authority with the ability to exercise a UK bail-in power).

Tax Redemption:

In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described in the prospectus, we may redeem all but not some of the notes prior to maturity.

Joint Book-Running Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBS Securities Inc. and Santander Investment Securities Inc.

Paying Agent and Trustee	The Bank of New York Mellon

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Delivery:	DTC delivery free of payment

ISIN:	US002799AM62

CUSIP:	002799 AM6

Expected Listing:	New York Stock Exchange

U.S.$1,000,000,000 4.000% Notes due 2024:

Issuer:	Abbey National Treasury Services plc

Guarantor:	Santander UK plc

Expected Issue Ratings:	A2 (neg) (Moody’s) / A (neg) (S&P) / A (stable) (Fitch) *

Status:	Senior, Unsecured

Offering Format:	SEC-Registered

Form of Notes:	Registered Global Note

Aggregate Principal Amount:	$1,000,000,000

Trade Date:	March 10, 2014

Settlement/Issue Date:	March 13, 2014, which is the third Business Day after the Trade Date

Maturity Date:	March 13, 2024

Interest Rate:	4.000% per annum

Interest Payment Dates:	Every March 13 and September 13, commencing on September 13, 2014 and ending on the Maturity Date

Business Day:

Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

Business Day Convention:	Following Business Day Convention, unadjusted

Day Count Fraction:	30/360

Benchmark Treasury:	T 2.750% due February 15, 2024

Benchmark Yield:	2.782%

Spread to Benchmark:	T+130bps

Re-offer Yield:	4.082%

Price to Public:	99.332%

Underwriting Discount:	0.450%

All-in Price:	98.882%

Net Proceeds (before expenses):	$988,820,000

All-in Yield:	4.138%

Agreement with Respect to the Exercise of UK Bail-in Power

By its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) that may result in (i) the cancellation, write-down or reduction of all, or a portion, of the principal amount of, or interest on, the notes and/or (ii) any other modification of the notes and/or (iii) the conversion of all, or a portion, of the principal amount of, or interest on, the notes into our or another person’s shares or other securities or other obligations to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power, and the rights of the holders of the notes will be subject to the provisions of any UK bail-in power which are expressed to implement such a reduction, write-down, cancellation, modification or conversion. In addition, by its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power by the UK resolution authority in relation to the guarantees of the notes.

For purposes of the notes, a “UK bail-in power” is any statutory power to effect a cancellation, write-down, reduction, modification and/or conversion of a liability existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions, investment firms and/or their parent undertakings incorporated in the United Kingdom in effect and applicable to the issuer or any member of the Santander UK Group, including but not limited to the UK Banking Act 2009, as the same may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 or otherwise), and any laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the EU Council establishing a framework for the recovery and resolution of credit institutions, investment firms and/or their parent undertakings, pursuant to which liabilities of a bank, banking group company, a credit institution, investment firm, its parent undertaking or any of its affiliates can be cancelled, written down, reduced, modified and/or converted into shares or other securities or obligations of the issuer or any other person (and a reference to the “relevant UK resolution authority” is to any authority with the ability to exercise a UK bail-in power).

Tax Redemption:

In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described in the prospectus, we may redeem all but not some of the notes prior to maturity.

Joint Book-Running Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBS Securities Inc. and Santander Investment Securities Inc.

Paying Agent and Trustee	The Bank of New York Mellon

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Delivery:	DTC delivery free of payment

ISIN:	US002799AN46

CUSIP:	002799 AN4

Expected Listing:	New York Stock Exchange

U.S.$400,000,000 Floating Rate Notes due 2017:

Issuer:	Abbey National Treasury Services plc

Guarantor:	Santander UK plc

Expected Issue Ratings:	A2 (neg) (Moody’s) / A (neg) (S&P) / A (stable) (Fitch) *

Status:	Senior, Unsecured

Offering Format:	SEC-Registered

Form of Notes:	Registered Global Note

Aggregate Principal Amount:	$400,000,000

Trade Date:	March 10, 2014

Settlement/Issue Date:	March 13, 2014, which is the third Business Day after the Trade Date

Maturity Date:	March 13, 2017

Interest Rate:	The then-applicable U.S. dollar three-month LIBOR rate plus 0.510%

Interest Payment Dates:	Every March 13, June 13, September 13 and December 13, commencing on June 13, 2014 and ending on the Maturity Date

Interest Reset Dates:	Every March 13, June 13, September 13 and December 13

Business Day:

Means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

Business Day Convention:	Modified Following Business Day convention

Day Count Fraction:	Actual/360

Price to Public:	100.000%

Underwriting Discount:	0.200%

All-in Price:	99.800%

Net Proceeds (before expenses):	$399,200,000

Agreement with Respect to the Exercise of UK Bail-in Power

By its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power (as defined below) by the relevant UK resolution authority (as defined below) that may result in (i) the cancellation, write-down or reduction of all, or a portion, of the principal amount of, or interest on, the notes and/or (ii) any other modification of the notes and/or (iii) the conversion of all, or a portion, of the principal amount of, or interest on, the notes into our or another person’s shares or other securities or other obligations to give effect to the exercise by the relevant UK resolution authority of such UK bail-in power, and the rights of the holders of the notes will be subject to the provisions of any UK bail-in power which are expressed to implement such a reduction, write-down, cancellation, modification or conversion. In addition, by its acquisition of the notes, each holder of the notes (including each beneficial owner) acknowledges, agrees to be bound by and consents to the exercise of any UK bail-in power by the UK resolution authority in relation to the guarantees of the notes.

For purposes of the notes, a “UK bail-in power” is any statutory power to effect a cancellation, write-down, reduction, modification and/or conversion of a liability existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions, investment firms and/or their parent undertakings incorporated in the United Kingdom in effect and applicable to the issuer or any member of the Santander UK Group, including but not limited to the UK Banking Act 2009, as the same may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 or otherwise), and any laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the EU Council establishing a framework for the recovery and resolution of credit institutions, investment firms and/or their parent undertakings, pursuant to which liabilities of a bank, banking group company, a credit institution, investment firm, its parent undertaking or any of its affiliates can be cancelled, written down, reduced, modified and/or converted into shares or other securities or obligations of the issuer or any other person (and a reference to the “relevant UK resolution authority” is to any authority with the ability to exercise a UK bail-in power).

Tax Redemption:

In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described in the prospectus, we may redeem all but not some of the notes prior to maturity.

Joint Book-Running Managers:	Barclays Capital Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBS Securities Inc. and Santander Investment Securities Inc.

Paying Agent and Trustee	The Bank of New York Mellon

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Delivery:	DTC delivery free of payment

ISIN:	US002799AP93

CUSIP:	002799 AP9

Expected Listing:	New York Stock Exchange

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.  The ratings are subject to revision or withdrawal at any time by Moody’s, S&P or Fitch. Each of the security ratings above should be evaluated independently of any other security rating.

Abbey National Treasury Services plc and Santander UK plc have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Abbey National Treasury Services plc and Santander UK plc have filed with the SEC for more complete information about Abbey National Treasury Services plc, Santander UK plc and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Abbey National Treasury Services plc, Santander UK plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll free at 800-831-9146, Morgan Stanley & Co. LLC toll free at 866-718-1649, RBS Securities Inc. at 1-866-884-2071 or Santander Investment Securities Inc. collect at 212-407-7822.